EXHIBIT 21
LIST OF SUBSIDIARIES

Entity	Jurisdiction of Incorporation
NYTEX Petroleum, Inc.	Delaware

NYTEX FDF Acquisition, Inc.	Delaware

Francis Oaks, LLC	Louisiana

Francis Drilling Fluids, Ltd.	Louisiana

FDF-Cessna 210 N6540, Inc.	Delaware